Exhibit 99.2

JARDEN CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP

For the quarters ended March 31, 2013 and 2012

	For the quarters ended
(in millions)	March 31, 2013	March 31, 2012
Reconciliation of Non-GAAP measure:

Net income (loss)	$(4.4)	$35.1

Income tax provision (benefit)	(5.4)	21.8
Interest expense, net	49.6	44.7
Loss on early extinguishment of debt	17.1	—
Depreciation and amortization	37.7	35.9

Earnings before interest, taxes, depreciation and amortization (EBITDA)	94.6	137.5

Other adjustments:
Fair market value adjustment to inventory	5.0	—
Venezuela devaluation and other charges	29.0	—

AS ADJUSTED EBITDA (SEGMENT EARNINGS)	$128.6	$137.5

Net Sales	$1,580.7	$1,495.4

As Adjusted EBITDA (Segment Earnings) margin	8.1%	9.2%	(1.1%)

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, certain acquisitions and exited business from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the quarter ended March 31, 2013:

	For the quarter ended March 31, 2013
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	3.7%	4.4%	10.2%	6.3%	10.6%	5.7%
Foreign exchange	1.2%	1.5%	0.6%	—	—	1.1%
(Acquisitions)/exited business, net	—	(4.7%)	(6.4%)	—	—	(2.8%)

Organic net sales growth	4.9%	1.2%	4.4%	6.3%	10.6%	4.0%

	For the quarters ended March 31,
	2013	2012	Inc/(Dec)
GROSS MARGIN (%)
Gross margin as reported	28.1%	28.1%	—
Fair market value adjustment to inventory	0.3%	—	0.3%

Adjusted gross margin %	28.4%	28.1%	0.3%

For the quarters ended March 31,
	2013	2012
INTEREST EXPENSE, NET
Interest expense, net as reported	49.6 M	44.7 M
Original issue discount amortization	(3.0)M	—

Adjusted interest expense, net	46.6 M	44.7 M